Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Evercore Partners Inc. on Form S-8 of:

•	Our report dated April 28, 2006 relating to the combined financial statements of Evercore Partners Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, appearing in Amendment No. 5 to Registration Statement No. 333-134087 of Evercore Partners Inc.

•	Our report dated May 12, 2006 relating to the statement of financial condition of Evercore Partners Inc. as of May 12, 2006, appearing in Amendment No. 5 to Registration Statement No. 333-134087 of Evercore Partners Inc.

/s/ Deloitte & Touche LLP

New York, NY

August 10, 2006